Exhibit 99.1

For Immediate Release –April 26, 2004

For Information Contact:
Curtis L. Hage, Chairman, President and CEO
Sioux Falls, South Dakota
Phone:  (605) 333-7556

HF Financial Corp. Announces Quarterly Earnings From Continuing Operations and Declares Quarterly Cash Dividend

•                  HF Financial Corp. (the “Company”) (NASDAQ: HFFC), Sioux Falls, SD, reported diluted earnings per share from continuing operations (“EPS”) of $0.26 for the quarter ended March 31, 2004 compared to $0.41 for the same period in the prior fiscal year.  The EPS figures have been adjusted to reflect the 10% stock dividend paid on December 31, 2003.

•                  For the nine months ended March 31, 2004, the Company reported EPS of $0.97 compared to $1.21 for the same period in the prior fiscal year.

•                  The Company is in the final stages of liquidating a significant impaired agriculture loan.  A charge off of $836,000 was recorded during the third quarter of fiscal 2004 that was previously fully reserved for.  In addition, a significant impaired commercial real estate loan was resolved during April 2004.  A charge off of $76,000 was recorded in April, for which the Company had previously recorded in full a specific reserve at March 31, 2004.

•                  The ratio of nonperforming assets to total assets was 0.48% at March 31, 2004 as compared to 0.77% at June 30, 2003.

•                  The Company announced it will pay its regular quarterly cash dividend of 10.75 cents per share for the third quarter of the 2004 fiscal year.  The dividend will be payable on May 19, 2004 to shareholders of record on May 5, 2004.  This dividend payment represents an annualized dividend yield of 2.46% based on the closing stock price of $17.51 at March 31, 2004.

•                  The Company continued with its stock buyback program during the third quarter ended March 31, 2004.  During the current buyback period from May 1, 2003 to April 30, 2004, the Company has purchased a total of 154,300 shares through March 31, 2004 of which 80,100 shares were purchased during the third quarter.

•                  The Company approved a new stock buyback program to purchase 10% of the Company’s common stock beginning May 1, 2004 through April 30, 2005.

HF Financial Corp., the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc. (“Mid America Leasing”), Hometown Insurors, Inc. and HF Financial Group, Inc. announced earnings from continuing operations today of $3.6 million for the nine months ended March 31, 2004 compared to $4.5 million for the same period in the prior fiscal year.  For the three months ended March 31, 2004, earnings from continuing operations were $973,000 compared to $1.5 million for the same period in the prior fiscal year.

Curtis L Hage, Chairman, President and CEO stated, “We are pleased with the continued asset quality trend.  We have resolved two significant impaired loans, and had reserves allocated to record the charge offs.  We believe our Allowance for Loan and Lease Loss model continues to recognize the risk inherent in our loan portfolio.”

Mr. Hage commented, “The national low rate environment has affected our net interest revenue and is the primary contributor to lower EPS over the past several quarters.  We believe that the liability funding cost has found a low point in our operation and the asset yields continue to put downward pressure on our margins.  Real estate lending, including new home construction loans and purchase money mortgage loan activity, remains strong.  We are seeing steady growth in our business banking activity and our trust and investment business.  We have increased our leverage in high quality GNMA adjustable rate securities in order to enhance our net interest revenue.  This is expected to produce higher revenues without significant adverse changes to our interest rate risk profile.”

Mr. Hage continued, “We are focused on reducing operating costs and are pleased with efforts our company has developed.  We continue to look at our operation for ways to reduce our cost structure while continuing to support long-term revenue enhancements.

Net interest income decreased $1.3 million, or 6.5%, for the nine months ended March 31, 2004 as compared to the same period in the prior fiscal year.  For the three months ended March 31, 2004, net interest income decreased $98,000, or 1.6%, compared to the same period in the prior fiscal year.  The Company’s net interest margin was 3.43% for the nine months ended March 31, 2004 as compared to 3.78% for the same period in the prior fiscal year.

Investment interest income was $910,000 for the three months ended March 31, 2004, which represents an increase of $178,000, or 24.3%, from the second quarter of fiscal 2004.  This increase is due to slower prepayments on adjustable rate securities and additional investments in mortgage-backed securities.

Provision for losses on loans and leases decreased $196,000, or 10.5%, for the nine months ended March 31, 2004 as compared to the same period in the prior fiscal year.  For the three months ended March 31, 2004, provision for losses on loans and leases increased $216,000, or 55.2%, compared to the same period in the prior fiscal year.  The increase for the third quarter of fiscal 2004 was primarily due to an increase in the provision for commercial and agricultural loans in part driven by loan growth and charge off experience.

The decrease in noninterest income of $359,000, or 4.6%, for the nine months ended March 31, 2004 as compared to the same period in the prior fiscal year was primarily due to decreases in gain on sale of securities of $309,000, net gain on sale of loans of $198,000 and fees on deposits of $75,000 offset by an increase in other noninterest income of $212,000.  For the three months ended March 31, 2004, noninterest income decreased $508,000 as compared to the same period in the prior fiscal year primarily due to decreases in net gain on sale of loans of $366,000, loan servicing income of $59,000 and other noninterest income of $84,000.

Noninterest expense decreased $144,000, or 0.75%, for the nine months ended March 31, 2004 as compared to the same period in the prior fiscal year primarily due to decreases in occupancy and equipment of $264,000 and other noninterest expense of $265,000 offset by an increase in compensation and employee benefits of $385,000.  For the three months ended March 31, 2004, noninterest expense decreased $112,000, or 1.7%, as compared to the same period in the prior fiscal year primarily due to decreases in occupancy and equipment of $226,000 and other noninterest expense of $140,000 offset by an increase in compensation and employee benefits of $254,000.  For the third quarter of fiscal 2004, noninterest expense increased by $384,000 or 6.5%, compared to the prior linked quarter ended December 31, 2003.  The primary factor was an increase of $480,000 in employee health claims, net of stop loss reimbursement under the Company’s self-insured health plan.  This resulted in a $0.09 decrease in EPS from the second quarter of fiscal 2004.

The Company had total assets of $823.2 million and stockholders’ equity of $50.8 million at March 31, 2004.  The Company is the largest publicly traded financial institution based in South Dakota, with 34 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other releases and reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services and transactions.

•      Forecasts of future economic performance.

•      Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism”, “look forward”, “bright”, “believe”, “expect”,

“anticipate”, “intend”, “plan”, “estimate” or words of similar meaning, or future or conditional verbs such as “will”, “would”, “should”, “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to, possible legislative changes and adverse economic, business and competitive developments, such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; the ability or inability to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Continuing operations:
Interest and dividend income:
Loans and leases receivable	$8,927	$9,492	$27,645	$30,665
Investment securities and interest-bearing deposits	910	1,157	2,320	3,189
	9,837	10,649	29,965	33,854
Interest expense:
Deposits	2,503	3,046	7,576	9,766
Advances from Federal Home Loan Bank and other borrowings	1,163	1,334	3,729	4,122
	3,666	4,380	11,305	13,888

Net interest income	6,171	6,269	18,660	19,966
Provision for losses on loans and leases	607	391	1,678	1,874

Net interest income after provision for losses on loans and leases	5,564	5,878	16,982	18,092

Noninterest income:
Fees on deposits	981	979	3,110	3,185
Loan servicing income	383	442	1,221	1,210
Gain on sale of loans, net	245	611	1,079	1,277
Gain on sale of securities, net	—	1	42	351
Other	624	708	2,063	1,851
	2,233	2,741	7,515	7,874
Noninterest expense:
Compensation and employee benefits	4,029	3,775	11,880	11,495
Occupancy and equipment	795	1,021	2,431	2,695
Other	1,476	1,616	4,639	4,904
	6,300	6,412	18,950	19,094

Income from continuing operations before income taxes	1,497	2,207	5,547	6,872

Income tax expense	524	691	1,983	2,361
Income from continuing operations	973	1,516	3,564	4,511

Discontinued operations:
Income from operations of discontinued segment, net of income taxes of $34 and $133	—	65	—	258
Income (loss) on discontinued segment, net of income taxes of $10 and $(116)	—	20	—	(224)
Income from discontinued operations	—	85	—	34
Net income	$973	$1,601	$3,564	$4,545

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Basic earnings per share:
Income from continuing operations	$0.27	$0.42	$1.00	$1.24
Income from discontinued operations	—	0.02	—	0.01
Net income	0.27	0.44	1.00	1.25

Diluted earnings per share:
Income from continuing operations	0.26	0.41	0.97	1.21
Income from discontinued operations	—	0.02	—	0.01
Net income	0.26	0.43	0.97	1.22

Weighted average shares:
Basic	3,565,211	3,619,697	3,568,128	3,651,221
Diluted	3,676,998	3,702,848	3,676,248	3,704,445

Outstanding shares: (end of period)	3,518,063	3,590,028	3,518,063	3,590,028

Share data for all periods presented has been adjusted for the 10% stock dividend paid on December 31, 2003

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	3/31/2004	6/30/2003	3/31/2003

Balance Sheet Data
Total assets	$823,208	$801,103	$772,468
Cash and cash equivalents	16,750	44,214	35,847
Securities available for sale	133,690	88,527	109,653
Loans and leases receivable, net	611,358	595,417	569,269
Loans held for sale	8,110	15,984	7,788
Deposits	643,168	621,381	594,297
Advances from Federal Home Loan Bank and other borrowings	84,538	89,819	85,659
Subordinated debentures payable to trusts	27,837	20,620	20,620
Stockholders’ equity	50,759	49,358	50,188

Equity to total assets (end of period)	6.17%	6.16%	6.50%
Book value per share (1)	$14.43	$13.93	$13.98

Tier I (core) capital (2)	8.39%	8.25%	8.02%
Risk-based capital (2)	10.66%	10.20%	10.07%

Number of full-service offices	34	34	34

Asset Quality
Nonaccruing loans and leases	$3,064	$4,365	$7,027
Accruing loans and leases delinquent more than 90 days	679	1,466	1,030
Foreclosed assets (3)	172	335	671
Total nonperforming assets	$3,915	$6,166	$8,728

Ratio of nonperforming assets to total assets (end of period)	0.48%	0.77%	1.13%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.58%	0.62%	0.76%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (4)	96.39%	65.89%	54.31%

(1)          Equity divided by number of shares of outstanding common stock.

(2)          Capital ratios for Home Federal Bank.

(3)          Total foreclosed assets do not include land or other real estate owned held for sale.

(4)          Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data From Continuing Operations

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Nine Months Ended
	3/31/2004	3/31/2003	3/31/2004	3/31/2003
Balance, beginning	$4,013	$4,722	$3,842	$4,461
Provision charged to income	607	391	1,678	1,874
Charge-offs	(1,105)	(676)	(2,166)	(2,083)
Recoveries	93	203	254	388
Allowance related to assets sold, net	—	(264)	—	(264)
Balance, ending	$3,608	$4,376	$3,608	$4,376

Average Balances, Interest Yields and Rates

	Nine Months Ended
	3/31/2004		3/31/2003
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1)	$616,528	5.95%	$592,443	6.90%
Investment securities (2) (3)	104,935	2.93%	111,897	3.78%
Total interest-earning assets	721,463	5.51%	704,340	6.40%
Noninterest-earning assets	61,337		53,619
Total assets	$782,800		$757,959

Interest-bearing liabilities:
Deposits:
Checking and money market	$232,182	1.11%	$193,484	1.41%
Savings	50,333	0.59%	40,141	0.80%
Certificates of deposit	260,018	2.77%	280,873	3.55%
Total interest-bearing deposits	542,533	1.85%	514,498	2.53%
FHLB advances and other borrowings	77,956	4.81%	99,294	4.57%
Subordinated debentures payable to trusts	25,672	4.66%	17,222	5.54%

Total interest-bearing liabilities	646,161	2.32%	631,014	2.93%
Noninterest-bearing deposits	66,192		57,804
Other liabilities	19,886		19,538
Total liabilities	732,239		708,356
Equity	50,561		49,603
Total liabilities and equity	$782,800		$757,959

Net interest spread (4)		3.19%		3.47%
Net interest margin (4)(5)		3.43%		3.78%
Return on average assets (4)(6)		0.61%		0.79%
Return on average equity (4)(7)		9.40%		12.13%

(1)          Includes interest on accruing loans and leases past due 90 days or more.

(2)          Includes federal funds sold.

(3)          Yields do not reflect the tax-exempt nature of municipal securities.

(4)          Percentages for the nine months ended 3/31/04 and 3/31/03 have been annualized.

(5)          Net interest margin is net interest income divided by average interest-earning assets.

(6)          Ratio of income from continuing operations to average total assets.

(7)          Ratio of income from continuing operations to average equity.